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                      SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.  20549



                                   FORM 8-K


                                CURRENT REPORT
                      PURSUANT TO SECTION 13 OR 15(D) OF
                     THE SECURITIES EXCHANGE ACT OF 1934




                               SEPTEMBER 28, 1995
               Date of Report (Date of earliest event reported)



                              NASHUA CORPORATION
            (Exact name of registrant as specified in its charter)



                                   1-5492-1
                           (Commission File Number)



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                DELAWARE                                      02-0170100
(State or other jurisdiction of incorporation)   (I.R.S. Employer Identification No.)




44 FRANKLIN STREET, NASHUA, NEW HAMPSHIRE                        03060
(Address of Principal Executive Offices)                       (Zip Code)
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                                (603) 880-2323
             (Registrant's telephone number, including area code)



                                NOT APPLICABLE
         (Former name or former address, if changed since last report)



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                             ITEMS OF INFORMATION


Item 5.  Other Events
---------------------

On September 28, 1995, Nashua Corporation issued the following press release:


                    NASHUA CORPORATION EXPECTS TO REPORT A
                         LOSS FOR THIRD QUARTER 1995

NASHUA, N.H., September 28, 1995 -- Nashua Corporation (NYSE:NSH) today announced that it expects to report a loss of between $.3 million and $1.0 million, or $.05 and $.15 per share, before unusual charges, for the third quarter ended September 29, 1995, compared with net income of $2.4 million, or $.37 per share, in the same period one year ago. Nashua expects that the third and fourth quarters' results also will include unusual pretax charges in the range of $15 million to $18 million, or approximately $1.60 to $1.95 per share after tax for the two quarters, providing for the write-off of certain inventory, manufacturing consolidations, divisional and corporate realignments, and other costs. The Company indicated that it expects total revenue in the third quarter to be higher than one year ago.

The expected third-quarter loss will result in Nashua's being out of compliance with certain financial covenants in its credit agreements with its lenders.
The Company expects to renegotiate the terms of its credit agreements.

Francis J. Lunger, who was recently appointed Nashua's president and chief executive officer, stated, "The third quarter has been a challenging period for Nashua Corporation, particularly for the Commercial Products Group and the Photofinishing Group's domestic operations. Commercial Products' results reflect lower volume in several major product lines and start-up costs associated with the relocation of our cartridge remanufacturing facility to Mexico. In addition, lower volume and higher marketing expenses in our domestic photofinishing business are having a negative effect on our performance. In contrast, Nashua Precision Technologies continues to build its customer and product base and is showing significant year-over-year revenue and profit growth."

Lunger concluded, "The past several weeks have been marked by a substantial transition in Nashua's leadership. This team has been closely examining Nashua's operations, cost structures and interfaces with our customers, recognizing that swift actions must be taken to significantly improve our performance. The initiatives that necessitate the unusual charge to earnings, combined with our product development and marketing programs, will play an integral role in determining our long-term success."

The company anticipates reporting results for the third quarter of 1995 during the week of October 16, 1995.

Nashua Corporation offers a diverse mix of products including thermal papers, pressure-sensitive labels, specialty papers and tapes, copier, ink jet and laser printer supplies, aluminum substrates, and photofinishing services.

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                                  SIGNATURES



Pursuant to the requirements of the Security Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.




                                   NASHUA CORPORATION

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October 11, 1995                   By       /s/Daniel M. Junius
                                     ------------------------------------
                                              Daniel M. Junius
                                     Vice President-Finance and Treasurer


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